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                                                                  EXHIBIT 10.(L)


                             LOAN FACILITY AGREEMENT
                                  AND GUARANTY

                                  by and among

                                AARON RENTS, INC.

                                       and

                                 SOUTHTRUST BANK



                          Dated as of August ____, 2000





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                      LOAN FACILITY AGREEMENT AND GUARANTY


         THIS LOAN FACILITY AGREEMENT AND GUARANTY (the "Agreement") made as of August ____, 2000, by and between AARON RENTS, INC., a Georgia corporation having its principal place of business and chief executive office at 1100 Aaron Building, 309 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 ("Sponsor") and SOUTHTRUST BANK, an Alabama banking corporation having its principal Georgia office in Atlanta, Georgia (the "Bank").

                              W I T N E S S E T H:

         WHEREAS, Sponsor has established relationships with certain individual owners (the "Franchisee Owners") of certain rental store operators (the "Franchisees") across the United States who own and operate rental stores under the "Aaron's Rental Purchase" franchise;

         WHEREAS, in connection therewith, Sponsor wishes to establish a loan program with the Bank to provide term loans to the Franchisee Owners for equity contributions towards capitalization of such Franchisee Owner's "Aaron's Rental Purchase" franchise;

         WHEREAS, the Bank is willing to establish such a loan program based upon the obligation of the Sponsor to unconditionally guarantee such loans, all as more particularly set out below;

         THEREFORE, upon the terms and conditions hereinafter stated, and in consideration of the mutual premises set forth above and other adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                 1. DEFINITIONS

1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Adjusted LIBO Rate" shall mean, with respect to each Payment Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

              "Adjusted LIBO Rate" = LIBOR
                                     -------------------------------
                                     1.00 - LIBOR Reserve Percentage

         "Adjusted LIBO Plus Rate" shall mean the Adjusted LIBO Rate plus one and one-half percent (1 1/2%).

As used herein, LIBOR Reserve Percentage shall mean, for any Payment Period, the reserve percentage (expressed as a decimal) equal to the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of


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Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).

         "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

         "Agreement" shall mean this Loan Facility Agreement and Guaranty, as amended, restated, supplemented or modified from time to time.

         "Authorized Signatory" shall mean each officer of Sponsor specified from time to time in an appropriate certificate to the Bank as authorized to execute Funding Approval Notices and other such documents relating to the Loan Documents.

         "Bankruptcy Code" shall mean The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. ss.101 et seq.).

         "Bankruptcy Law" shall mean any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law.

         "Base Rate" shall mean the per annum rate of interest designated from time to time by the Bank to be its base rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest that is being offered by the Bank to its borrowers.

         "Borrower" shall mean a Franchisee Owner who is primarily liable for repayment of a Loan as a result of having executed Loan Documents as maker, or its permitted assignee.

         "Borrower Rate" shall mean, with respect to each Loan, the Base Rate per annum plus any additional margin per annum specified for such Loan by Sponsor in the applicable Funding Approval Notice, such margin not to exceed ten percent (10.0%) per annum.

         "Business Day" shall mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Atlanta, Georgia or New York, New York and, if the applicable Business Day relates to Adjusted LIBO Rate, on which trading is not carried on by and between banks in the London interbank market.

         "Capital Stock" means any capital stock (or other equivalent equity interest issued in other than stock, including, in the case of a partnership or limited liability company, partnership interests or member interests) of a Franchisee, whether common, preferred or otherwise.

          "Closing Date" shall mean, for any Loan Commitment, the date upon which the Loan Documents with respect to such Loan Commitment are executed and delivered and the Loan Commitment is established thereunder.

         "Closing Fee" shall have the meaning set forth in Section 2.1(d).


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         "Collateral" shall mean, with respect to any Loan, all property of the
Borrower of such Loan and of the Franchisee owned by such Borrower as designated by the Sponsor, which may include the Capital Stock of the Franchisee owned by such Borrower.

         "Collateral Agreement" shall mean an agreement executed by a Borrower and any other Persons primarily or secondarily liable for all or part of the Loan or granting a security interest to the Bank in specified Collateral as security for such Loan, including without limitation, a Pledge Agreement, any other Loan Documents and any Existing Loan Documents between the Franchisee owned by such Borrower or such other Person and the Bank.

         "Commitment" shall mean have the meaning set forth in Section 2.1(a).

         "Commitment Letter" means a letter from Bank to a Franchisee Owner named in a Funding Approval Notice, substantially in the form of Exhibit A, whereby Bank agrees to establish a Loan Commitment in favor of such Franchisee Owner upon the terms and conditions set forth therein and in the Operative Documents.

         "Commitment Termination Date" shall have the meaning set forth in
Section 2.1(a).

         "Consolidated Companies" shall mean, collectively, Sponsor and all of its Subsidiaries.

         "Conversion Date" shall mean the last day of the Interest Only Period.

         "Corporate Authorization" means, with respect to any Franchisee Guarantor which is a corporation, certifications as to authorized signatories and corporate action with respect to the Guaranty Agreement in the form attached hereto as Exhibit B.

         "Credit Event" shall have the meaning set forth in Article 8 of this Agreement.

         "Credit Parties" shall mean, collectively, each of the Sponsor and the Guarantors.

         "Debit Authorization" means an authorization from a Borrower to automatically debit Loan payments from a deposit account of such Borrower, in the form prescribed by Bank from time to time.

         "Defaulted Borrower" shall mean a Borrower under a Defaulted Loan.

         "Defaulted Loan" shall mean a Loan Commitment evidenced by Loan Documents under the terms of which exist one or more Loan Defaults which have not been cured or waived as permitted herein.

         "Effective Date" shall mean the date upon which all conditions precedent to the effectiveness of this Agreement have been satisfied.

         "Environmental Laws" shall mean all federal, state, local and applicable foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect (including, without limitation, those with respect to asbestos or asbestos


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containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including without limitation, any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation (a) the Clean Air Act (42 U.S.C.ss.7401 et seq.), (b) the Clean Water Act (33 U.S.C.ss. 1251 et seq.), (c) the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 et seq.), (d) the Toxic Substances Control Act (15 U.S.C.ss. 2601 et seq.), (e) the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C.ss. 9601 et seq.), and (f) all applicable national and local laws or regulations with respect to environmental control.

         "Existing Facility Agreement" shall mean that certain Amended and Restated Loan Facility and Guaranty Agreement dated as of November 3, 1999, by and among the Sponsor, SunTrust Bank, formerly SunTrust Bank, Atlanta, as Bank and each of the Participants a party thereto.

         "Final Termination Date" shall mean the date which is ninety (90) days after the last Maturity Date of any Loan.

         "Financing Statement" shall mean, with respect to a Loan, a document which among other things, describes the Borrower and the Collateral, the proper filing of which perfects a security interest in the Collateral described therein under the laws of the state in which such document is filed.

         "Franchisee" shall have the meaning set forth in the recitals hereof.

         "Franchise Agreement" shall mean the written agreement between Sponsor and a Franchisee whereby the Franchisee is authorized to establish an "Aaron's Rental Purchase" franchise.

         "Franchisee Guarantor" shall mean, with respect to any Borrower's Loan Commitment, the Franchisee owned by such Borrower that becomes a party to a Franchisee Guaranty.

         "Franchisee Guaranty" shall mean the Guaranty Agreement substantially in the form of Exhibit D, as the same may be amended, restated, supplemented or otherwise modified from time to time.


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         "Franchisee Loan Agreement" shall mean, with respect to any Borrower, a
"Loan Agreement", as such term is defined in the Existing Facility Agreement, between the Franchisee owned by such Borrower and the Bank.

         "Franchisee Loan Document" shall mean, with respect to any Borrower, a "Loan Document", as such term is defined in the Existing Facility Agreement, between the Franchisee owned by such Borrower and the Bank.

         "Franchisee Owner" shall have the meaning set forth in the recitals hereof.

         "Funding Approval Notice" shall mean a written notice to the Bank from Sponsor setting forth the conditions of a proposed Loan Commitment, consistent with the requirements therefor as set forth in this Agreement, and containing such information and in substantially in the form of Exhibit E attached hereto.

         "Guaranteed Obligations" shall mean the aggregate amount of all Loan Indebtedness of all Borrowers outstanding under all Loan Documents to include, without limitation (i) all principal, interest and commitment fees due with respect to all Loans, including post-petition interest in any proceeding under federal bankruptcy laws, (ii) all fees, expenses, and amounts payable by all Borrowers for reimbursement or indemnification under the terms of all Loan Agreements and all other Loan Documents executed in connection with the Loan to such Borrower, (iii) all amounts advanced by Bank to protect or preserve the value of any security for the Loans, (iv) all other obligations and liabilities of Borrowers under the Loan Documents, and (v) all renewals, extensions, modifications, and refinancings (in whole or in part) of any of the amounts referred to in clauses (i) and (ii) above).

         "Guarantor" shall mean Aaron Rents, Inc. and all other subsidiaries of the Sponsor that from time to time become parties to the Guaranty Agreement, and their respective successors and permitted assigns.

         "Interest Only Period" shall mean, as to each Loan, the period of time from the Loan Funding Date applicable thereto, through such later date requested by Sponsor in the Loan Request for such Loan, but in no event more than ninety
(90) days after such Loan Funding Date.

         "LIBOR" shall mean, for each Payment Period, the offered rate for deposits in U.S. Dollars, for a period of one month and in an amount comparable to the aggregate outstanding principal of the Loans as of the first day of such Payment Period, appearing on Telerate Page 3750 as of 11:00 A.M. (Atlanta, Georgia time) on the Business Day next preceding such date. If two or more of such rates appear on Telerate Page 3750, the rate for that Payment Period shall be the arithmetic mean of such rates. If the foregoing rate is unavailable from Telerate Page 3750 for any reason, then such rate shall be determined by the Bank from the Reuters Screen LIBO Page or, if such rate is also unavailable on such service, then on any other interest rate reporting service of recognized standing designated in writing by the Bank to Sponsor; in any such case rounded, if necessary, to the next higher 1/100 of 1.0%, if the rate is not such a multiple.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, charge, hypothecation, assignment, deposit arrangement, title retention, preferential property right, trust


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or other arrangement having the practical effect of the foregoing (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial revenue bonds or pollution control revenue bonds, and the filing of or agreements to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Loan" shall mean the transaction whereby a term loan is made by the Bank to a Borrower in the amount upon the terms and pursuant to the Loan Commitment described in the Loan Agreement of such Borrower, and shall include the Prior Loans.

         "Loan Account" means the internal bank loan account established by Bank for each Borrower.

         "Loan Agreement" shall mean a Term Loan and Security Agreement setting forth the terms and conditions, as between a Borrower and the Bank, under which the Bank has established Loan Commitments to make Loans to such Borrower, with such changes as the Sponsor and the Bank shall agree to, subject to Section 3.1(b); provided, however, that any Loan Agreement executed prior to the Effective Date shall be substantially in the form previously approved by the Bank.

         "Loan Commitment" shall mean, for any Borrower, the commitment to make Loans established by the Bank in favor of any Borrower in the form of Exhibit F, in an amount not less than $100,000, and upon the terms described in, the applicable Funding Approval Notice and the applicable Loan Documents, and shall include the Prior Loan Commitments.

         "Loan Default" shall mean an occurrence with respect to a Loan which is defined by the applicable Loan Documents to be an event of default (including but not limited to a Loan Payment Default).

         "Loan Documents" shall mean, with respect to any Loan, the Loan Agreement, the Master Note, each Loan Request, any Spousal Consent, each Collateral Agreement, in each case relating to such Loan, any other documents relating to such Loan delivered by any Borrower or any guarantor or surety thereof to the Bank and any amendments thereto (provided that such amendments are made with the consent of Sponsor, where such consent is required under this Agreement).

         "Loan Funding Date" shall mean, with respect to any Loan, the date on which the Bank advances such Loan to the applicable Borrower.

         "Loan Indebtedness" shall mean all amounts due and payable by a Borrower under the terms of the Loan Documents governing the Loan Commitment of such Borrower, including, without limitation, outstanding principal, accrued interest, any commitment fees, and all reasonable costs and expenses of any legal proceeding brought by the Bank to collect any of the foregoing (including without limitation, reasonable attorneys' fees actually incurred).


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         "Loan Payment Default" shall mean the failure of a Borrower to make a payment of principal, accrued interest thereon or any other amounts, within the cure period following the due date therefor, as provided under the applicable Loan Documents.

         "Loan Request" shall mean the funding request from the Sponsor, on behalf of a Borrower, which shall be substantially in the form of Exhibit C.

         "Master Note" shall mean that certain Master Note, executed by a Borrower in favor of the Bank, evidencing such Borrower's obligation to repay all Loans made to it pursuant to a Loan Commitment, substantially in the form of Exhibit G to the Loan Agreement, with such changes as the Sponsor and the Bank shall agree to, subject to Section 3.1(b); provided, however, that any Master Note executed prior to the Effective Date shall be substantially in the form previously agreed upon by the Bank.

         "Materially Adverse Effect" shall mean any materially adverse change in
(i) the business, results of operations, financial condition, assets or prospects of the Sponsor and its Subsidiaries, taken as a whole, (ii) the ability of the Sponsor to perform its obligations under this Agreement, or (iii) the ability of the Guarantors (taken as a whole) to perform their respective obligations under the Guaranty Agreement.

         "Maturity Date" shall mean, with respect to any Loan, if not earlier accelerated, the Payment Date occurring during the month in which occurs the fifth (5th) anniversary of the Conversion Date of such Loan; provided that, each Maturity Date shall be a Payment Date.

         "Monthly Servicing Report" shall have the meaning set forth in Section 3.3(a).

         "Operative Documents" shall mean this Agreement, and any other documents delivered by Sponsor or any Guarantor to the Bank in connection herewith or therewith.

         "Payment Date" shall mean the fifteenth (15th) day of each calendar month; provided, however, if such day is not a Business Day, the next succeeding Business Day.

         "Payment Period" shall mean a period of one (1) month; provided that
(i) the first day of a Payment Period must be a Business Day, (ii) any Payment Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, (iii) the first Payment Period hereunder shall commence on the date hereof and shall end on the last day of the next succeeding calendar month and (iv) the first day of any succeeding Payment Period shall be the last day of the preceding Payment Period and shall end on the last day of the next succeeding calendar month.

         "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

         "Pledge Agreement" shall mean a Pledge Agreement in substantially the form of Exhibit H, pursuant to which a Borrower pledges certain of the Capital Stock of the Franchisee owned by such Borrower to secure such Borrower's Loans.


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         "Prior Loan" shall have the meaning set forth in Section 13.13.

         "Prior Loan Commitment" shall have the meaning set forth in Section 13.13.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

         "Response Period" shall mean, for any Loan, a period of seventy (70) days commencing on the day next succeeding the day on which the Sponsor receives a notice from the Bank of such Loan Default, provided, however, that no Response Period shall extend beyond the Final Termination Date.

         "Reuters Screen" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

         "Servicing Fee" shall mean, for any calendar month, a fee equaling one-half (1/2) of one percent (.50%) of the average daily aggregate outstanding balance of all Loans during such month, payable monthly as hereinafter provided.

         "Spousal Consent" shall mean any agreement provided by the spouse of any Borrower, to be substantially in the form provided by the Bank.

         "Subordinated Debt" shall have the meaning set forth in Section 9.6.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of voting stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries.

         "Synthetic Lease Documents" shall mean, collectively, the Master Agreement, dated as of September 30, 1996, among the Sponsor, SunTrust Banks, Inc., as lessor (the "Lessor"), SunTrust Bank, Atlanta and SouthTrust Bank of Georgia, N.A., as lenders, and SunTrust Bank, Atlanta, as agent, the Lease Agreement, dated as of September 30, 1996, between the Lessor and the Sponsor and any supplements thereto, the Construction Agency Agreement, dated as of September 30, 1996, among the Lessor and the Sponsor, the Guaranty, dated as of September 30, 1996, executed by the Sponsor in favor of the Funding Parties (as defined therein), and any and all Security Agreements and Assignments (Construction Contract, Architect's Agreement, Permits, Licenses and Governmental Approvals, and Plans and Specifications and Drawings) executed from time to time by the Sponsor in favor of the Lessor, and any modifications of or replacements for any or all of the foregoing.

         "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security


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and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

         "Telerate" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

         "Unmatured Credit Event" shall mean any condition or event which, with notice or the passage of time or both, would constitute a Credit Event.

         "Voting Stock" shall mean securities of any class or classes, the holders of which are entitled to elect all of the corporate directors (or Persons performing similar functions).

         "Wind-Down Event" shall mean that the Commitment Termination Date occurs.

1.2      Accounting Terms and Determination.

         Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained in accordance with, GAAP.

1.3      Other Definitional Terms.

         The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.

1.4      Exhibits and Schedules.

         All Exhibits and Schedules attached hereto are by reference made a part hereof.

                                2. LOAN FACILITY

2.1      Establishment of the Commitment; Loans; Closing Fee.

                  (a) Commitment. Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty and other obligations of the Sponsor set forth herein, the Bank hereby commits to Sponsor to establish Loan Commitments and to make Loans thereunder to such Borrowers as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on the date hereof and ending on August 31, 2001 (the "Commitment Termination Date") in an aggregate committed amount at any one time outstanding not to exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (the "Commitment"); provided, that, notwithstanding any provision of this Agreement to the contrary, at no time shall the


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         sum of aggregate committed amounts of all Loan Commitments outstanding pursuant to the Commitment, or, following the termination of any such Loan Commitment, Loans outstanding thereunder, exceed the Commitment.

                  (b) Within the limits of the Commitment and in accordance with the procedures set forth in this Agreement, the Sponsor may authorize the Bank to establish a Loan Commitment in favor of a Franchisee Owner who meets the credit criteria established by the Sponsor. The amount of each Loan Commitment shall be determined by the Sponsor but shall not be less than $100,000 for any Borrower and, in any event, shall be subject to the aggregate Commitment herein before stipulated. Pursuant to a Loan Commitment, the Bank shall agree to make Loans to the Borrower thereunder. The Loans made to a particular Borrower shall be evidenced by and secured under Loan Documents which shall be in form and substance mutually satisfactory to Bank and Sponsor, and the Bank shall prepare and distribute such Loan Documents to such Borrower and shall arrange for such Borrower to execute and deliver the same, and Bank shall provide Sponsor with copies of such Loan Documents if and to the extent requested by Sponsor. All Loans made pursuant to a particular Loan Commitment shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice. Each Loan may be prepaid in full or in part on any Business Day, without premium or penalty. Each Loan Commitment shall be, initially, one year, but shall automatically renew unless terminated by ninety (90) days' prior written notice by Bank or the Sponsor to the Borrower prior to the first anniversary date and may thereafter be terminated at any time by Bank or the Sponsor upon ninety (90) days' prior written notice to the Borrower or the Bank, as the case may be. Upon the termination of any Loan Commitment, the Bank shall have no further obligation to make Loans and any portion of a Loan Commitment not advanced prior to the termination of the Loan Commitment will be forfeited by the Borrower. The proceeds of each Loan made pursuant to the Loan Commitments shall be used solely to make equity contributions towards capitalization of the Franchisee owned by such Borrower.

                  (c) The Bank's obligation to establish each Loan Commitment under the Operative Documents is subject to the fulfillment of the following conditions as of the Closing Date of such Loan Commitment:

                           (i) this Agreement and each of the other Operative Documents shall be in full force and effect;

                           (ii) the representations and warranties of the Sponsor contained in Article 5 shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Closing Date of such Loan Commitment;

                           (iii) the Bank shall have received from the Sponsor a
                  Funding Approval Notice authorizing such Loan Commitment;

                           (iv) all precedents and conditions to the Loan Commitment together with such additional precedents and conditions as may, at Sponsor's election, be


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                  included in the applicable Funding Approval Notice, shall have been completed to the Bank's reasonable satisfaction; and

                           (v) no Credit Event, Unmatured Credit Event, or
                  Wind-Down Event shall have occurred and be continuing.

                  (d) On the date of the execution and delivery of this Agreement, Sponsor shall pay to the Bank a one-time closing fee in the amount of $6,250.00 (the "Closing Fee") which amount shall be fully paid and non refundable as of such date.

2.2      Funding of Loans; Loan Payment Dates.

                  (a) The initial Loan made pursuant to each Loan Commitment shall be made by the Bank to Sponsor on behalf of the Borrower on the Closing Date thereof in accordance with the instructions set forth in the initial Loan Request. Thereafter, the Sponsor, on behalf of a Borrower, may request no more than one (1) additional Loan per month until the termination of the Loan Commitment; provided that, the Sponsor shall not have the right to request -------- an additional Loan if the making of such Loan to the Bank would cause such Borrower's Loan Indebtedness to exceed such Borrower's Loan Commitment. Any amount of the Loan Commitment not advanced prior to the termination of the Loan Commitment shall be forfeited by the applicable Borrower on the last day thereof. If the Borrower desires a Loan pursuant to its Loan Commitment, the Borrower shall submit a duly executed Loan Request to the Sponsor in writing (including by telecopy with original to follow by U.S. Mail) at least five (5) Business Days prior to the requested Loan, which Loan Request shall include the following information:

                           (i)   the Borrower's legal name;

                           (ii)  the amount of the Loan;

                           (iii) the proposed Loan Funding Date of, and the
                  length of the Interest Only Period applicable to, the Loan;

                           (iv)  the instructions for funding such Loan.

         The Bank shall have no obligation to make a Loan unless the Sponsor gives its prior written consent thereto by executing such Loan Request and forwarding such Loan Request to the Bank at least three (3) Business Days prior to the date such disbursement is to be made. All proceeds of Loans shall be funded to Sponsor on behalf of the Borrower, or at the request of Sponsor, directly to the Borrower. If Sponsor rejects the Loan Request, Sponsor shall notify the Borrower in writing within two (2) Business Days of such rejection.

                  (b) The Bank shall fund the Loans and each applicable Borrower shall repay the Loans made to it. Each Loan shall be repaid as follows:

                           (i) Interest on principal shall be payable monthly, commencing on the first Payment Date occurring after the Loan Funding Date, and throughout the term of the Loan;

                           (ii) Commencing on the Payment Date of the first
                  month following the Conversion Date applicable to a Loan, installments of principal shall be payable in amounts equal to 1/60th of the principal amount of the Loan funding on the Loan Closing Date.

         On or before the fifteen (15th) day of each calendar month, Bank shall mail to each Borrower a statement of the principal and interest then due on such Borrower's Loans. Payments of such principal and interest amount shall be due and payable on the Payment Dates and all accrued and unpaid interest and all outstanding principal on any Loan shall be due and payable in full on the Maturity Date for such Loan.

                  (c) The Bank shall have the exclusive right to collect and receive all such payments on the Loans from the Borrowers which are due and owing to Bank. In the event that Sponsor receives any such payment with respect to the Loans (other than with respect to Loans purchased by Sponsor or where Sponsor has been subrogated to the rights of the Bank pursuant to Section 9.13), such payments shall be accepted by Sponsor as agent for the Bank and the Sponsor shall immediately endorse and forward the same to the Bank.

                  (d) Payments on Loans received by Borrowers shall be allocated as provided in Section 3.1 hereof.

2.3      Prepayment.

         The Borrowers shall have the right to prepay their respective Loans in whole or in part upon at least two (2) Business Days prior notice to the Bank; provided that each full prepayment must be accompanied by all accrued and unpaid interest which has become due and payable. Partial prepayments of any Loan shall be applied to unpaid principal payments in inverse order of maturity.

2.4      Default Interest.

         If any amount payable to the Bank by the Borrower under the Operative Documents is not paid on the date due hereunder, such amount shall bear interest (to the extent permitted by law) for each day from such date up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to a rate per annum of the Borrower Rate plus 4%.

2.5      Voluntary Reduction of the Unutilized Commitment.

         Upon at least three (3) Business Days' prior telephonic notice (promptly confirmed in writing) to the Bank, Sponsor shall have the right, without premium or penalty, to terminate the Commitment, in part or in whole, provided that (i) any such termination shall apply to permanently reduce the Commitment, (ii) any partial termination pursuant to this Section 2.5 shall be in an amount of at least $1,000,000 and integral multiples of $1,000,000, and (iii) the Commitment may not be reduced if, as a result thereof, the amount of the Commitment is less than the aggregate sum of all outstanding Loan Commitments.

2.6 Late Payment Fees; Servicing Fee; Minimum Bank Interest; Calculation of Interest and Fees.

                  (a) The Bank shall pay the Sponsor any and all late payment fees collected by Bank from Borrowers, which payments shall be made promptly after Bank's collection of such fees.

                  (b) All computations of interest and fees required in this Agreement shall be performed by the Bank and shall be conclusive in the absence of manifest error. If and to extent reasonably requested by the Sponsor from time to time, the Bank shall provide the Sponsor with supporting information for such calculations.

                  (c) On or before the fifteenth (15th) day of each calendar month, the Bank shall be entitled to receive the Servicing Fee for the immediately preceding month, which fee shall be payable in accordance with paragraph (d) below.

                  (d) At the end of each calendar month, Bank shall calculate the aggregate amount of interest actually received by it on all outstanding Loans during such month (such amount being herein called the "Borrower Interest") and shall also determine the amount of interest that would have been received on the Loans during such month had such interest been computed at the Adjusted LIBO Plus Rate rather than the applicable Borrower Rate (such amount being herein called the "Bank Interest"). Bank shall report to Sponsor in each Monthly Servicing Report the difference between the Borrower Interest, on the one hand, and the sum of the Bank Interest and the Servicing Fee for such month, on the other hand. If the Borrower Interest for any month shall be less than the sum of the Bank Interest and the Servicing Fee for such month, Sponsor shall pay the Bank an amount equal to such difference within ten (10) Business Days following the delivery date of the Monthly Servicing Report for such month. In the event that the Borrower Interest for any month exceeds the sum of the Bank Interest plus the Servicing Fee for such month, Bank shall pay the Sponsor an amount equal to such difference by no later than the tenth (10th) Business Day following the delivery date of the Monthly Servicing Report for such month.

2.7      Wind-Down Events.

         In the event that the Commitment is not extended for any reason and the Commitment Termination Date occurs, then (x) the Sponsor shall not have the right to request that any further Loan Commitments be established, and (y) the Bank shall, within a reasonable period of time and in any event no later than thirty (30) days after the Commitment Termination Date, give notice to each of the Borrowers terminating the Loan Commitments as of the date which is ninety (90) days after delivery of such notice; provided, however, that the occurrence of such Wind-Down Event shall not affect the obligation of (i) the Bank to make Loans pursuant to existing Loan Commitments, except to the extent that the Loan Commitments are terminated pursuant to clause (y) above or (ii) the Credit Parties under the Operative Documents.

2.8      Reserve Requirements; Change in Circumstances; Change in Lending
         Offices.

                  (a) Notwithstanding any other provision herein, if, by reason of (i) after the date hereof, the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or
         (ii) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, the Bank's office through which it funds its obligations hereunder shall be imposed or deemed applicable or any other condition affecting its obligation to make or maintain the Loans at a rate based upon the Adjusted LIBO Rate shall be imposed on the Bank or its office through which it funds its obligations hereunder or the interbank eurodollar market; and as a result thereof there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining funds its obligations hereunder (except to the extent already included in the determination of the applicable Adjusted LIBO Rate), or there shall be a reduction in the amount received or receivable by the Bank or its office through which it funds its obligations hereunder, then the Sponsor shall from time to time, upon written notice from and demand by the Bank (with a copy of such notice and demand to the Bank), pay to the Bank within five Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify the Bank against such increased cost. A certificate as to the amount of such increased cost submitted to the Sponsor by the Bank, shall, except for manifest error, be final, conclusive and binding for all purposes.

                  (b) If while the Commitment or any Loan Commitments are outstanding, the Bank determines that the adoption of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change in any of the foregoing or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank's holding company with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of this Agreement or the Loan Documents to a level below that which the Bank or the Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy) by an amount reasonably deemed by the Bank to be material, then from time to time, within 15 days after written demand by the Bank, the Sponsor shall pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank's holding company for such reduction. A certificate as to the amount of any such additional amount or amounts, submitted to the Sponsor by the Bank, shall, except for manifest error, be final, conclusive and binding for all purposes.

                  (c) The Bank agrees that, if requested by the Sponsor, it will use reasonable efforts (subject to overall policy considerations of the Bank) to designate an alternate lending office with respect to any of the Loans affected by the matters or circumstances described above to reduce the liability of the Sponsor or avoid the results provided thereunder, so long as such designation is not disadvantageous to the Bank as determined by the Bank, which determination if made in good faith, shall be conclusive and binding on all parties hereto. Nothing in this Section 2.8(c) shall affect or postpone any of the obligations of the Sponsor or any right of provided hereunder.

2.9      Payments.

                  (a) Each Borrower shall make each payment required to be made by it hereunder and under any other Operative Document to the Bank not later than 1:00 p.m. (Atlanta, Georgia time), on the date when due in dollars to the Bank at its offices in Atlanta, Georgia in immediately available funds.

                  (b) Whenever any payment hereunder or under any other Operative Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Commitment Fees, if applicable.

            3. BANK'S SERVICING OBLIGATIONS; DISTRIBUTION OF PAYMENTS

3.1      Servicing of Loans.

                  (a) The Loan Documents for any Borrower's Loan shall not be modified or waived without the consent of Bank and Sponsor.

                  (b) Bank shall service the Loan Commitments and the Loans in the same manner in which it services loans of a similar type and size which Bank makes for its own account.

                  (c) If and for so long as no Credit Event shall have occurred and be continuing, Bank shall:

                           (i) open and maintain files for the Loan Documents for each Loan Commitment and receive and keep records of all payments with respect to the Loans;

                           (ii) provide each Borrower with a monthly notice of the principal and interest due on such Borrower's Loan;

                           (iii) provide each Borrower with a reminder notice of any monthly payment on its Loans which is past due;

                           (iv) within five (5) days after any payment on any Loan becomes more than 30 days past due, use good faith efforts to provide the applicable Borrower with written notice of such delinquency, which notice shall be sent by registered mail with a copy to Sponsor;

                           (v) use good faith efforts to provide Sponsor on each Business Day with a report by telecopy summarizing all Loans made on such day, all payments received on the Loans on such day, and the remaining available balance under each Loan Commitment;

                           (vi) use good faith efforts to provide Sponsor with a weekly report of all Defaulted Loans, which report shall identify all Loans which are fifteen (15) days or more past due;

                           (vii) provide the Sponsor with notice of any Loan Default (other than a Loan Payment Default) of which the Bank acquires actual knowledge (it being agreed that the Bank shall acquire such knowledge only if and to the extent such Loan Default becomes known to the person or persons within the Bank who are primarily responsible for administering the Loan Commitments and the Loans); and

                           (viii) provide to the Sponsor the Monthly Servicing Reports required pursuant to Section 3.3 below.

3.2      Application of Payments.

                  (a) The Bank and the Sponsor shall instruct each Borrower to make payments with respect to the Loans and the Loan Commitments directly to the Bank, either by wire transfer or debit pursuant to a Debit Authorization.

                  (b) If during any period when no Credit Event has occurred and is continuing, amounts received by Bank are not capable of being allocated to any specific Loan or, in the case of amounts allocable to a specific Loan, are not sufficient to repay all obligations then due and owing with respect thereto, such amount shall be applied by the Bank as follows: (i) first, to the payment of accrued interest on the outstanding Loans, (ii) second, to the payment of any Servicing Fees owing hereunder, (iii) third, to the repayment of the Loans outstanding under the Loan Commitments, (iv) fourth, to the payment of all other amounts owing to the Bank hereunder, and (v) fifth, if all obligations of the Sponsor pursuant to the Operative Documents have been satisfied in full, to the Sponsor.

                  (c) During any period when a Credit Event has occurred and is continuing, any amounts received by Bank with respect to the Loan shall be applied, after deduction of any expenses incurred and the collection of any such amounts, as follows: (i) first, to the payment of any accrued and unpaid Servicing Fees, (ii) second, to the payment of all other amounts owing to the Bank hereunder, and (iii) thereafter, to such Persons as may be legally entitled thereto.

                  (d) If no sooner repaid, all amounts due and payable to the Bank under the Operative Documents shall be due and payable in full on the Final Termination Date.

3.3      Servicing Reports.

                  (a) On each Payment Date, Bank shall provide to Sponsor by telecopy a report in the form of Exhibit P attached hereto (a "Monthly Servicing Report") setting forth the information required therein.

                  (b) Bank shall generate at the end of each calendar month, a monthly loan account statement which shall be sent to each Borrower.

3.4      Sponsor Instructions.

         If and for so long as no Credit Event shall have occurred and be continuing, Bank shall comply with the instructions of Sponsor with respect to modifications or waivers of the provisions of any of the Loan Documents or with respect to the administration of the Loan Commitments and the Loans; provided, however, that Bank shall not be required to comply with any such instructions if and to the extent that Bank reasonably determines that such compliance is contrary to the terms of any of the Loan Documents or the Operative Documents, is contrary to applicable law, or otherwise would expose Bank to possible liability.

3.5      Amendments and Additional Loan Documents.

         Bank shall not agree to any amendment of any Loan Documents without the prior written approval of Sponsor unless (i) such amendment is necessary to correct a typographical or other manifest error in such Loan Document or to correct an immaterial ambiguity in such Loan Document or (ii) a Credit Event shall have occurred and be then continuing. Bank shall provide Sponsor with copies of any and all amendments of the Loan Documents if and to the extent requested by Sponsor.

3.6      Assignment of Loans.

         If a Sponsor purchases a Loan from Bank pursuant to this Agreement, or in the event that Sponsor reimburses Bank for expenses incurred by it in connection with a proposed loan which was not closed and for which Bank has not received such reimbursement from the applicable Borrower, Bank shall be deemed to have assigned to Sponsor all of the Bank's rights and remedies against such Borrower, provided that such Assignment shall be subject to the terms and conditions of Section 9.13 hereof.

                 4. LOAN DEFAULT; RIGHT TO MAKE GUARANTY DEMAND

4.1      Notice of Loan Defaults.

                  (a) Within fifteen (15) days after the occurrence of a Loan Payment Default or after Bank obtains actual knowledge of any other Loan Default, Bank shall use good faith efforts to send a notice of Loan Default to the applicable Borrower and notice to Sponsor.

                  (b) Following the sending of such notice of Loan Default, Bank shall as soon as is practicable, provide Sponsor with such other information relating to the Defaulted Borrower and the Defaulted Loan as Sponsor requests.

                  (c) Bank shall not be required to take any remedial action against any Defaulted Borrower under a Defaulted Loan and shall not be entitled to take any remedial action during any applicable Response Period except as expressly provided herein.

4.2      Waiver or Cure By The Sponsor.

         Unless a Credit Event or an Unmatured Credit Event has occurred and is continuing, within the Response Period, the Sponsor shall be entitled (but not obligated) to:

                  (a) in the case of a Loan Default, other than a Loan Payment Default, waive such Loan Default by sending to the Bank a Default Waiver Request, except as set forth in Section 4.4; provided however, that the Sponsor shall not request a waiver of more than three (3) such Loan Defaults in any one year period with respect to any Loan Commitment; or

                  (b) in the case of a Loan Payment Default, to waive and cure such Loan Payment Default; provided, however, that Sponsor shall not waive and cure more than two (2) consecutive Loan Payment Defaults nor waive and cure more than a total of four (4) Loan Payment Defaults in any four year period, with respect to any Loan Commitment.

                  During a Response Period, the Bank shall refrain from taking any legal action against the Defaulted Borrower under the Defaulted Loan which is the subject of such Response Period, and from accelerating payment of the Loan Indebtedness under such Defaulted Loan, but the Bank shall cease funding any further Loans pursuant to the Loan Commitment. If the Sponsor waives any Loan Default (other than a Loan Payment Default) or waives and cures any Loan Payment Default (subject to Section 4.4) prior to the expiration of a Response Period, then as to each Loan Default so waived or waived and cured, the Defaulted Borrower's and the Bank's respective rights and obligations under the Loan Documents shall be restored to the same status as if such waived Loan Default never occurred. In addition, if the Sponsor takes over the operation of the business of a certain Franchisee that is an "Established Franchisee Borrower" (as such term is defined in the Existing Facility Agreement) as provided in Article 10 of the

         Existing Facility Agreement, the Bank shall refrain from exercising remedies against the Borrower that owns such Franchisee for as long as the "Bank" under the Existing Facility Agreement refrains from exercising remedies against such Franchisee.

4.3      Defaulted Loan Guaranty Demand.

                  (a) In the event that following the end of a Response Period, a Loan Payment Default is not cured or in the event that any other Loan Default is not then waived, the Bank shall have the right at any time thereafter to demand that Sponsor comply with its obligations with respect to such Defaulted Loan set forth in Article 9.

                  (b) In the event that a Credit Event has occurred and is continuing and Sponsor has not purchased all outstanding Loans hereunder and fully cash-collateralized the amount of the aggregate Loan Commitments, the Sponsor agrees that the Bank shall be released from its obligations to the Sponsor hereunder with respect to administering and enforcing all Loans and Loan Commitments and may administer and enforce such Loans and Loan Commitments as it deems appropriate, without regard to any limitations or restrictions set forth herein (but subject to Article 3 in all events) or in any other Operative Document.

4.4      No Waiver or Cure Available.

         Notwithstanding anything contained in this Article to the contrary, the Sponsor shall, within five (5) Business Days of its receipt of a written demand from the Bank instructing it to do so, purchase the Loan Indebtedness of any Loan and assume the Loan Commitment with respect to a Defaulted Borrower whose Loan Default either arises from the bankruptcy or insolvency of such Borrower or such Borrower's Franchisee or the termination of the Franchise Agreement to which such Borrower's Franchisee is a party.

                       5. REPRESENTATIONS AND WARRANTIES

         The Sponsor (as to itself and each of the Consolidated Companies) hereby represents and warrants to the Bank that:

5.1      Organization and Qualification.

         The Sponsor and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the State of Georgia and the State of Delaware, as applicable; the Sponsor and its Subsidiaries have the corporate power to own their property and to carry on their business as now being conducted; and the Sponsor and its Subsidiaries are duly qualified as foreign corporations to do business and are in good standing in every jurisdiction in which the nature of the business conducted by them makes such qualification necessary and where failure to qualify would have a Materially Adverse Effect.

5.2      Sponsor's Powers.

         The execution, delivery and performance of this Agreement, the Guaranty Agreement, the Amendment to Loan Agreement and each other Operative Document required hereunder are within the Sponsor's or the Guarantors' corporate powers, as the case may be, have been duly authorized by all necessary shareholder or corporate action, and do not and will not contravene or conflict with the terms of any charter, by-law or other organizational papers of the Sponsor or any of its Subsidiaries, or any indenture, agreement or undertaking to which the Sponsor or any of its Subsidiaries is a party or by which the Sponsor or any of its Subsidiaries is bound or affected.

5.3      Enforceability of Agreement and Other Operative Documents.

         This Agreement is a legal, valid and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms, and each other Operative Document and any other instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable against the Sponsor and its Subsidiaries, as applicable, in accordance with their respective terms.

5.4      Statutes, Judgments.

         There is no law, statute, rule or regulation, nor is there any judgment, decree or order of any court or agency binding on the Sponsor or any of its Subsidiaries, which would be contravened by the execution, delivery or performance of this Agreement (including, without limitation, the interest payment and allocation provisions hereof).

5.5      No Credit Event; Unmatured Credit Event or Change of Control.

         No Credit Event or Unmatured Credit Event has occurred and is continuing or will occur as a result of the incurring of any obligation under this Agreement.

5.6      Possession of Franchises, Licenses, Etc.; Laws.

         The Sponsor and its Subsidiaries possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of their respective properties and assets, and neither the Sponsor nor any of its Subsidiaries is in violation in any material respect of any thereof.

5.7      Contingent Liabilities.

         After due inquiry, there exists no material contingent liability or obligation assertable against the Sponsor or its Subsidiaries that is not identified and disclosed to the Bank in the consolidated financial statements hereto delivered to Bank.

5.8      Compliance with Laws.

         Each of the Sponsor and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders, including, without limitation, all federal, state and local laws, rules, regulations and orders relating to pollution, reclamation or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, and all federal, state and local laws, rules, regulations and orders relating to franchising activities.

5.9      Representations and Warranties with Respect to Specific Loans.

         The Sponsor represents and warrants to the Bank with respect to each Loan Commitment established and each Loan made pursuant to the Operative Documents that:

                  (a) The Franchise Agreement, the Master Note, the Loan Agreement and each other Loan Document executed in connection with such Loan Commitment each constitutes a valid and binding agreement of each Borrower or guarantor party thereto and is enforceable against each such party in accordance with its terms.

                  (b) The Master Note and accompanying Loan Documents executed in connection with such Loan and delivered to the Bank are the only contracts evidencing the transaction described therein and constitute the entire agreement of the parties thereto with respect to such transaction and Sponsor has not made any other promises, agreements or representations and warranties with respect to the transactions evidenced by such Master Note.

                  (c) The Master Note and each accompanying Loan Documents executed in connection with such Loan is genuine and all signatures, names, amounts and other facts and statements therein and thereon are true and correct.

                  (d) All disclosures required to be made under applicable federal and state law in connection with such Loan have been properly and completely made with respect to each Master Note, the other Loan Documents and the Loan and each such Master Note, other Loan Documents and Loan is in full compliance with all applicable federal and state laws, including without limitation, applicable state and federal usury laws and regulations.

                  (e) The proceeds of each Master Note will be solely for the purpose of financing the Franchisee Owner's equity contributions to the Franchisee that such Franchisee Owner owns and is required to make contributions to pursuant to the Franchise Agreement.

                            6. AFFIRMATIVE COVENANTS

         The Sponsor covenants and agrees that it will, as long as the Commitment is in effect or the Bank is committed to make Loans under any Loan Documents and thereafter so long as any

Loan remains outstanding or any Loan Commitment remains in effect under this Agreement or Sponsor has any other unsatisfied obligations under the Operative
Documents:

6.1      Financial Statements, Reports and Other Financial Data.

         The Sponsor will deliver to the Bank:

                  (a) as soon as practicable and in any event within forty-five
         (45) days after the end of each calendar quarter (other than the last calendar quarter) in each fiscal year, consolidated statements of income, cash flow and retained earnings of the Sponsor and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such calendar quarter, and consolidated balance sheets of the Sponsor and its Subsidiaries as at the end of such calendar quarter, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by the Chief Financial Officer of the Sponsor, subject to changes resulting from year-end adjustments;

                  (b) as soon as practicable and in any event within 90 days after the end of each fiscal year (or as soon as made available by the Sponsor's independent public accountants if availability is delayed beyond such 90-day period for reasons beyond the Sponsor's control) audited consolidated statements of income, cash flow and retained earnings of the Sponsor and its Subsidiaries for such year, and an audited consolidated balance sheet of the Sponsor and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual statements, all in reasonable detail and reasonably satisfactory in scope to the Bank, and the consolidated financial statements shall be certified by independent public accountants of recognized standing, selected by the Sponsor, whose report shall be in scope and substance reasonably satisfactory to Bank, and shall be certified by the Chief Financial Officer of the Sponsor;

                  (c) along with the quarterly and annual reports required by clauses (a) and (b) above, a certificate of the Chief Financial Officer of the Sponsor certifying that no Event of Default exists and that no event exists which with notice or the lapse of time or both would become such an Event of Default;

                  (d) promptly upon receipt thereof, copies of any detailed reports submitted to the Sponsor by its independent public accountants in connection with each annual audit or interim review of the books of the Sponsor or its Subsidiaries made by such accountants;

                  (e) promptly upon transmission thereof, copies of all financial statements, proxy statements, notices and reports as the Sponsor shall send to its shareholders and of all regular or periodic reports which it is or may be required to file with the Securities and Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities and Exchange Commission; and

                  (f) with reasonable promptness, such other financial data as the Bank may reasonably request.

6.2      Payment.

         The Sponsor will pay all sums due under this Agreement and the other Operative Documents according to the terms hereof.

6.3      Notice of Credit Event, Unmatured Credit Event.

         The Sponsor will immediately give notice to the Bank of any Credit Event or Unmatured Credit Event.

6.4      Corporate Existence.

         The Sponsor will maintain its corporate existence and good standing in the jurisdiction of its incorporation, and the Sponsor will qualify and remain qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or its ownership of property makes such qualification necessary and where failure to qualify would have a Materially Adverse Effect.

6.5      Compliance with Laws, Etc.

         The Sponsor will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable federal, state, and local laws, rules, regulations and orders, including, without limitation, all federal, state and local laws, rules, regulations and orders relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, and all federal, state and local law, rules, regulations and orders relating to franchising activities.

                             7. NEGATIVE COVENANTS

         NOT APPLICABLE.

                         8. CREDIT EVENTS AND REMEDIES

         In the event that:

                  (a) The Sponsor defaults in the payment of any amount due hereunder; or

                  (b) The Sponsor or any of its Subsidiaries defaults in any payment of principal of or interest on any other obligation for a material amount of money borrowed (or any material obligation under conditional sale or other title retention agreement or any material obligation secured by a purchase money mortgage or any material obligation under notes payable or drafts accepted representing extensions of credit) or defaults in the performance of any other agreement, term or condition contained in any agreement under which any such material obligation is created (or if any other default under any such agreement shall occur and be continuing) if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity (for purposes of this subsection (b), an obligation shall be material if the amount owed thereunder exceeds $500,000); or

                  (c) Any representation or warranty made by the Sponsor or any of its Subsidiaries herein or in any writing furnished in connection with or pursuant to this Agreement or other Operative Document shall be false or misleading in any material respect on the date as of which made; or

                  (d) The Sponsor defaults in the performance or observance of any other agreement, term, condition or covenant contained herein and such default shall continue for 30 days after the Sponsor knows or has reason to know of any such default; or

                  (e) The Sponsor or any of its Subsidiaries makes an assignment for the benefit of creditors or fails to pay its debts generally as they become due; or

                  (f) Any order, judgment or decree is entered under any Bankruptcy Law of any jurisdiction adjudicating the Sponsor or any of its Subsidiaries bankrupt or insolvent; or

                  (g) The Sponsor or any of its Subsidiaries petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian or liquidator or similar official of the Sponsor or any of its Subsidiaries, or of any substantial part of the assets of the Sponsor or any of its Subsidiaries, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Sponsor or any of its Subsidiaries under the Bankruptcy Law of any jurisdiction, whether now or hereafter in effect, or any such petition or application is filed, or any such proceedings are commenced, against the Sponsor or any of its Subsidiaries and the Sponsor or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order for relief is entered in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order judgment, or decree remains unstayed and in effect for more than 60 days; or

                  (h) Any order, judgment or decree is entered in any proceedings against the Sponsor decreeing the dissolution of the Sponsor and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (i) Any order, judgment or decree is entered in any proceedings against the Sponsor or any of its Subsidiaries decreeing a split-up of the Sponsor or such Subsidiary which requires the divestiture of a substantial part, or the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of consolidated net earnings for any of the three fiscal years most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (j) Any "Reportable Event" shall have occurred, or any finding or determination shall be made with respect to a Plan under Section 4041(c) or (e) of ERISA, or any fact or circumstance shall occur with respect to a Plan which, in the opinion of the Bank, provides grounds for the commencement of any proceeding under Section 4042 of ERISA, or any proceeding shall be commenced with respect to a Plan under Section 4042 of ERISA; or

                  (k) There shall exist or occur any default as provided under the terms of any other Operative Document, or any Operative Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of Sponsor or any other Credit Party, or at any time it is or becomes unlawful for Sponsor or any other Credit Party to perform or comply with its obligations under any Operative Document, or the obligations of Sponsor or any other Credit Party under any Operative Document are not or cease to be legal, valid and binding on Sponsor or any such Credit Party;

                  (l) The Sponsor or any of its Subsidiaries shall fail to make any payment as and when such payment is due under the Synthetic Lease Documents, or any other default, event or condition shall have occurred or exist under the Synthetic Lease Documents, the effect of which is to cause, or to permit the holder of the obligations of the Sponsor or any such Subsidiary under the Synthetic Lease Documents to cause, the obligations of the Sponsor or any of its Subsidiaries, or any portion thereof, to become due prior to its stated maturity date or prior to its regularly scheduled date of payment;

                  (m) There shall occur a Credit Event under the Existing Facility Agreement; or

                  (n) There occurs a default under any other agreement, note or loan agreement to which Sponsor (or any of its Subsidiaries) and Bank (whether directly or as participant or assignee) are parties.

         then upon the occurrence and during the continuation of any such event (each, a "Credit Event"):

         the Bank may, take any or all of the following actions, without prejudice to the rights of the Bank to enforce its claims against Sponsor, any other Credit Party, any Borrower or other obligor with respect to any Loan: (i) declare the Commitment terminated, whereupon the Commitment shall terminate immediately and any unpaid Commitment Fee shall forthwith become due and payable without any other notice of any kind (with the express understanding that such termination of the Commitment shall not result in a termination of the obligation of the Bank to fund any Loan Commitment); (ii) demand that the Sponsor purchase specified or all outstanding Loans and assume all Loan Commitments by paying to the Bank the Loan Indebtedness of each Loan and assuming the Bank's obligations under each Loan Commitment, whereupon such amount shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Sponsor; and (iii) take any other action and exercise any other remedy available by contract or at law; provided, that, if a Credit Event specified in Sections 8(f) or (g) shall occur, the result which would occur upon the giving of notice by the Bank to any Credit Party, shall occur automatically without the giving of any such notice.

         In addition, the Bank may, to the extent authorized to do so pursuant to the Loan Agreements (which authorization is limited to certain specified Credit Events), (x) cease funding further Loans pursuant to the Loan Commitments and (y) declare all Loan Indebtedness outstanding pursuant to the Loan Commitments to be immediately due and payable in accordance with the terms of the applicable Loan Documents and exercise all rights and remedies provided under the Loan Documents.

                                   9. GUARANTY

         In addition to its obligations upon the occurrence of a Credit Event and its other obligations pursuant to the Operative Documents, the Sponsor hereby agrees as follows:

9.1      Unconditional Guaranty.

         The Sponsor hereby unconditionally and irrevocably guarantees to the Bank, and any transferee of the Bank, the full and prompt payment of all of the Guaranteed Obligations relating to the Loans and all costs, charges and expenses (including reasonable attorneys' fees) actually incurred or sustained by the Bank in enforcing the obligations of the Sponsor hereunder or the obligations of the Borrowers under the applicable Loan Documents. If any portion of the Loan Indebtedness with respect to any Defaulted Loan is not paid by the date specified herein, Sponsor hereby agrees to and will immediately pay the same, without resort by Bank to any other person or party. The obligation of Sponsor to Bank hereunder is primary, absolute and unconditional, except as may be specifically set forth herein. This is a guaranty of payment and not of collection. The obligations of the Sponsor pursuant to this Article 9 shall be direct and immediate and constitute a guarantee which is continuing in nature; and such obligations are not contingent on the pursuit of any remedies against Borrower or other persons, OR on the satisfaction or compliance by Bank with any of the obligations covenants or agreements of Bank under this Agreement and such obligations. Guarantor does hereby agree that if any Guaranteed Obligation is not paid timely by a Borrower, or if any and all sums which are now or may hereafter become due from a Borrower to Bank under the Loan Documents are not paid or performed in accordance with their terms, Guarantor will immediately make such payments, subject to any limitations expressly set forth in this Agreement.

         The Bank may, in the event that the obligations of the Sponsor with respect to a Defaulted Loan have arisen hereunder, request that the Sponsor purchase the Defaulted Loan from the Bank prior to the acceleration of the Defaulted Loan and assume the Loan Commitment pursuant to which such Defaulted Loan was made, pursuant to the terms of the applicable Loan Documents for an amount equal to the Loan Indebtedness with respect to such Defaulted Loan and such purchase by the Sponsor, together with the assumption of the related Loan Commitment, shall be deemed to be a payment hereunder in such amount.

9.2      Continuing Guaranty.

         The obligations of the Sponsor pursuant to this Article 9 constitute a guarantee which is continuing in nature and shall be effective with respect to the full amount outstanding under all Guaranteed Obligations, now existing or hereafter made or extended, regardless of the amount.

9.3      Waivers.

         The Sponsor hereby waives notice of Bank's acceptance of this Agreement and the creation, extension or renewal of any Loans or other Guaranteed Obligations. Sponsor hereby consents and agrees that, at any time or times, without notice to or further approval from Sponsor, and without in any way affecting the obligations of Sponsor hereunder, Bank may, with or without consideration (i) release, compromise with, or agree not to sue, in whole or in part, any Borrower or any other obligor, guarantor, endorser or surety on any Loans or any other Guaranteed Obligations, (ii) renew, extend, accelerate, or increase or decrease the principal amount of any Loans or other Guaranteed Obligations, either in whole or in part, (iii) amend, waive, or otherwise modify any of the terms of any Loans or other Guaranteed Obligations or of any mortgage, deed of trust, security agreement, or other undertaking of any of the Borrowers or any other obligor, endorser, guarantor or surety in connection with any Loans or other Guaranteed Obligations, and (iv) apply any payment received from Borrowers or from any other obligor, guarantor, endorser or surety on the Loans or other Guaranteed Obligations to any of the liabilities of Borrowers or of such other obligor, guarantor, endorser, or surety which Bank may choose, subject, however, to the rights of Sponsor to bring a separate action for any breach of the Operative Documents pursuant to Section 9.10.

9.4      Additional Actions.

         Subject to Section 9.10, Sponsor hereby consents and agrees that the Bank may at any time or times, either with or without consideration, surrender, release or receive any property or other Collateral of any kind or nature whatsoever held by it or for its account securing any Loans or other Guaranteed Obligations, or substitute any Collateral so held by Bank for other Collateral of like or different kind, without notice to or further consent from Sponsor, and such surrender, receipt, release or substitution shall not in any way affect the obligations of Sponsor hereunder. Subject to Section 9.10, Bank shall have full authority to adjust, compromise, and receive less than the amount due upon any such Collateral, and may enter into any accord and satisfaction agreement with respect to the same as Bank may deem advisable without affecting the obligations of Sponsor hereunder. Bank shall be under no duty to undertake to collect upon such Collateral or any part thereof, and Sponsor's obligations hereunder shall not be affected by Bank's alleged negligence or mistake in judgment in handling, disposing of, obtaining, or failing to collect upon or perfect a security interest in, any such Collateral.

9.5      Additional Waivers.

         Sponsor hereby waives presentment, demand, protest, and notice of dishonor of any of the liabilities guaranteed hereby. Guarantor hereby further waives and agrees not to assert or take advantage of (a) the defense of the statute of limitations in any action hereunder or for the collection of the indebtedness or the performance of any obligation hereby guaranteed; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of Guarantor or any other person or entity, or the failure of Bank to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of Borrower or any other person or entity; (c) any defense based on the failure of Bank to give notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any other person whomsoever, in connection with any obligation hereby guaranteed;
         (d) any defense based upon an election of remedies by Bank which destroys or otherwise impairs any subrogation rights of Guarantor or the right of Guarantor to proceed against Borrower for reimbursement, or both; (e) notwithstanding the application of Official Code of Georgia Annotated ss. 10-7-24, any defense based upon failure of Bank to commence an action against Borrower; (f) any duty on the part of Bank to disclose to Guarantor any facts it may now or hereafter know regarding Borrower; (g) any and all other notices whatsoever to which Guarantor might otherwise be entitled except as otherwise expressly required under this Agreement; (k) any defense based on lack of due diligence by Bank in collection, protection or realization upon any collateral securing the indebtedness evidenced by the Note; (l) any defense based on the failure of Bank to comply with or satisfy any obligations, agreements or covenants of Bank under this Agreement; and
         (m) any other legal or equitable defenses whatsoever to which Guarantor might otherwise be entitled. Bank shall not have any duty or obligation
         (i) to proceed or exhaust any remedy against any Borrower, any other obligor, guarantor, endorser, or surety on any Loans or other Guaranteed Obligations, or any other security held by Bank for any Loans or other Guaranteed Obligations, or (ii) to give any notice whatsoever to Borrowers, Sponsor, or any other obligor, guarantor, endorser, or surety on any Loans or other Guaranteed Obligations, before bringing suit, exercising rights to any such security or instituting proceedings of any kind against Sponsor, any Borrower, or any of them, and Sponsor hereby waives any requirement for such actions by Bank. Upon default by any Borrower and Bank's demand to Sponsor hereunder, Sponsor shall be held and bound to Bank directly as principal debtor in respect of the payment of the amounts hereby guaranteed, such liability of Sponsor being joint and several with each Borrower and all other obligors, guarantors, endorsers and sureties on the Loans or other Guaranteed Obligations, subject, however, to the rights of Sponsor to bring a separate action for any breach of the Operative Documents pursuant to Section 9.10.

9.6      Postponement of Obligations.

         Until the Loan and other Guaranteed Obligations of any Borrower to the Bank have been paid in full (i) all present and future indebtedness of such Borrower to Sponsor (the "Subordinated Debt") is hereby postponed to the present and future indebtedness of such Borrower to Bank, and all monies received from such Borrower or for its account by Sponsor with respect to such Subordinated Debt shall be received in trust for Bank, and promptly upon receipt, shall be paid over to Bank in accordance herewith until such Borrower's indebtedness to Bank is fully paid and satisfied, all without prejudice to and without in any way affecting the obligations of Sponsor hereunder; provided that unless a Loan Default or Loan Payment Default has occurred and is continuing, the Sponsor may accept and retain any payments made by any Borrower to the Sponsor in the ordinary course of business, and (ii) Sponsor shall not have any rights of subrogation or otherwise to participate in any security held by the Bank for any Loan to such Borrower or any other Guaranteed Obligations arising therefrom, and Sponsor hereby waives such rights until such time as such Loan and other Guaranteed Obligations have been paid in full to the Bank (whether by repurchase by the Sponsor, pursuant to this Article 10 or otherwise).

9.7      Effect on Additional Guaranties.

         The obligations of the Sponsor pursuant to this Article 10 are in addition to, and are not intended to supersede or be a substitute for any other guarantee, suretyship agreement, or instrument which Bank may hold in connection with any Loans or other Guaranteed Obligations.

9.8      Reliance on Guaranty and Purchase Obligation; Disclaimer of Liability.

         Sponsor expressly acknowledges and agrees that the Bank, in making its credit decision with regard to the funding of the Loans, will rely solely upon the guaranty and purchase obligation of Sponsor set forth above and in Article 10 and that the Bank is not under any obligation or duty to perform any credit analysis or investigation with regard to the creditworthiness of any Borrower. In addition, the Bank expressly disclaims any responsibility or liability for the authenticity of signatures on any of the Loan Documents (other than the Bank's), the authority of the Persons executing the Loan Documents (other than the Bank) or the enforceability or compliance with laws of any of the Loan Documents.

         SPONSOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT SPONSOR'S GUARANTY OBLIGATIONS TO PURCHASE LOANS UNDER THIS AGREEMENT ARE ABSOLUTE AND UNCONDITIONAL. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SPONSOR'S OBLIGATION SHALL NOT BE AFFECTED BY THE EXISTENCE OF ANY DEFAULT BY ANY BORROWER UNDER THE APPLICABLE LOAN DOCUMENTS, ANY EXCHANGE, RELEASE OR NONPERFECTION OF ANY LIEN WITH RESPECT TO ANY COLLATERAL SECURING PAYMENT OF ANY LOAN, THE SUBSTITUTION OR RELEASE OF

         ANY ENTITY PRIMARILY OR SECONDARILY LIABLE FOR ANY LOAN, ANY LACK OF ENFORCEABILITY OF ANY LOAN DOCUMENT, ANY LAW, REGULATION, OR ORDER OF ANY JURISDICTION AFFECTING ANY LOAN OR LOAN DOCUMENT OR THE RIGHTS OF THE HOLDER THEREOF, ANY CHANGE IN THE CONDITION OR PROSPECTS OF ANY BORROWER, INCLUDING WITHOUT LIMITATION, INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING, OR ANY OTHER CIRCUMSTANCE WHICH MIGHT, BUT FOR THE PROVISIONS OF THIS PARAGRAPH, CONSTITUTE A LEGAL OR EQUITABLE DISCHARGE OF SPONSOR'S OBLIGATIONS HEREUNDER. SPONSOR'S OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED BY ANY SET-OFF OR CLAIM WHICH IT MIGHT HAVE AGAINST THE BANK, WHETHER ARISING OUT OF THIS AGREEMENT OR OTHERWISE, BUT SUBJECT TO SECTION 9.10 BELOW.

9.9      Reinstatement of Obligations.

         The obligations of the Sponsor pursuant to the Operative Documents shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof, of principal of, interest on or any other amount with respect to any Loan or any obligation of Sponsor pursuant to the Operative Documents is rescinded or must otherwise be restored by the Bank upon the bankruptcy or reorganization of Sponsor, any Borrower or any guarantor or otherwise.

9.10     Right to Bring Separate Action.

         Nothing contained in this Article 9 shall be construed to affect any other right that Sponsor may otherwise have under this Agreement, or any Operative Document or Loan Documents, at law or in equity to institute an action or assert a claim against the Bank based upon a breach of Bank's obligations set forth in the Operative Documents or Loan Documents or to assert a compulsory counterclaim with respect thereto and any waiver of notice or other matter set forth in this
         Article 9 shall not affect Sponsor's right to seek damages arising from the failure of the Bank to give such notice otherwise required by the terms of the Operative Documents or Loan Documents.

9.11     Subordination of Liens.

         The Sponsor hereby subordinates the lien and priority of the Sponsor's existing and future liens and other interests, if any, in and to the Collateral to the Bank's existing and future interest in the Collateral under the Loan Documents notwithstanding the time of attachment of the interests of the Sponsor or the Bank or the time the Loan Indebtedness or the Subordinated Debt is incurred. Notwithstanding anything to the contrary contained in this Agreement, under applicable law or otherwise, in the event that the liens of the Bank are at any time unperfected with respect to any or all of the Collateral, the lack of perfection by the Bank as to any such Collateral shall not affect the validity, enforceability or priority of any lien on the Collateral in favor of the Sponsor. In any such event, the liens of the Sponsor shall have priority over any and all other Liens in favor of any third party with respect to the Collateral (including, but not limited to any trustee under the Bankruptcy Code) and the Sponsor shall be, and is hereby constituted, as the Bank's agent and bailee for purposes of perfection of the Liens of the Bank in the Collateral such that the Lien in favor of the Sponsor shall be held by the Sponsor for the benefit of the Bank and the proceeds of any disposition of the Collateral of any Borrower shall be and are in all respects subject to the priority of right to payment and satisfaction of first, the Loan Indebtedness of such Borrower and then, the Subordinated Debt with respect to such Borrower. The lien priorities provided in this Section shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of either the applicable Loan Indebtedness or the Subordinated Debt, nor by any action or inaction which either the Bank or the Sponsors may take or fail to take in respect of the Collateral, except as otherwise provided above in this subsection.

9.12     Exercise of Remedies With Respect to Collateral.

                  (a) Until the Loan Indebtedness of any Borrower has been fully and indefeasibly paid in cash, the Sponsor shall not, without the prior written consent of the Bank, ask, demand, assign, declare a default under, sue for, liquidate, sell, foreclose, set off, collect, accept a surrender, petition, commence or otherwise initiate any bankruptcy action (or join any other Person in so doing) against the Borrower or its assets or otherwise realize or seek to realize upon all or any part of the Collateral without the prior written consent of the Bank or as expressly authorized hereunder. In the event that following the occurrence of a Loan Default, the Bank may from time to time execute releases, partial releases, terminations, reconveyances, subordinations or other documents releasing or otherwise limiting the Bank's interests in the Collateral in connection with the exercise of the Bank's remedies or the refinancing of the Defaulted Loan, the Sponsor agrees to execute and deliver at such time such further documents as the Bank may require to effect a corresponding change to the Sponsor's position in the same Collateral.

                  (b) In the event that the Loan Indebtedness of any Defaulted Loan is not repaid or repurchased by the Sponsor as set forth herein, the Bank, shall have the exclusive right to exercise and enforce all privileges and rights with respect to the Collateral according to the Bank's discretion and the exercise of its business judgment, including, without limitation, the exclusive right to take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate such Collateral.

                  (c) Only the Bank shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of Collateral following the occurrence of a Loan Default where the Loan Indebtedness is not repaid or repurchased by the Sponsor in accordance with the terms hereof. In the event the Bank releases its Liens on all or any part of the Collateral, the Sponsor will, immediately upon the request of the Bank, release its Liens upon the same Collateral, but only to the extent such Collateral is sold or otherwise disposed of by the Borrower with the consent of the Bank or in a commercially reasonable manner by the Bank or its agents. The Sponsor will immediately deliver such releases, acknowledgments and other documents as the Bank may require in connection therewith.

9.13     Rights of Sponsor Upon Payment; Cooperation By Bank.

         Upon receipt by the Bank of payment in full of the Loan Indebtedness of a Defaulted Loan by Sponsor, Sponsor shall be subrogated to the rights of the Bank with respect to the Loan and the Bank shall be deemed to have assigned to Sponsor, and Sponsor shall, to the extent permitted by applicable law, automatically, immediately and without further action by any Person, be entitled to, all rights and remedies that the Bank may have had against the Defaulted Borrower and any other Persons primarily or secondarily liable on such Defaulted Loan, including without limitation the right to resort to any and all Collateral which secures the Defaulted Loan. The Bank agrees that, upon receipt of payment in full of the Loan Indebtedness, the Bank shall:

                  (a) execute on a timely basis, without recourse, representation or warranty of any kind (except as to its own title), all such instruments and documents as are reasonably requested in order to evidence Sponsor's rights hereunder or permit Sponsor to exercise such rights;

                  (b) permit Sponsor at reasonable times and as often as may be reasonably requested to discuss with appropriate Bank employees and officers the Bank's experience, relationships, books, accounts and files and to review the Bank's loan files relating to the purchased Defaulted Loan (and Sponsor hereby agrees to keep all such information confidential); and

                  (c) otherwise reasonably cooperate with Sponsor in the exercise of Sponsor's rights.

         Sponsor shall reimburse the Bank for its expenses reasonably and actually incurred in complying with this Section.

                              10. INDEMNIFICATION

10.1     Indemnification.

                  (a) In addition to the other rights of the Bank hereunder, Sponsor hereby agrees to protect, indemnify and save harmless the Bank and the officers, directors, shareholders, employees, agents and representatives of the Bank (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, reasonable attorney's fees and costs actually incurred), expenses or disbursements of any kind or nature whatsoever, whether direct, indirect, consequential or incidental, with respect to or in connection with or arising out of (i) the execution and delivery of this Agreement, any other Operative Document or any agreement or instrument contemplated hereby or thereby, including without limitation, the Loan Documents, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) the making or administration of the Loan Commitments, the Loans or any of them, including any violation of federal or state usury or other laws, provided that with respect to clauses (i) and (ii), Sponsor shall have no obligation to indemnify the Bank for more than one (1) counsel's reasonable fees and expenses, (iii) the enforcement, performance and administration of this Agreement or the Loan Documents or any powers granted to the Bank hereunder or under any Loan

         Documents, (iv) any misrepresentation of the Sponsor hereunder, (v) any matter arising pursuant to any Environmental Laws as a result of the Collateral or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether or not the Indemnified Party is a named party thereto, except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or arise solely from the nonpayment of any Loan Indebtedness notwithstanding the performance by Sponsor of all of its obligations under the Operative Documents relating to such Loan Indebtedness.

                  (b) Without limiting the generality of the foregoing, and separate and apart from any obligation of Sponsor pursuant to Article 9, Sponsor agrees to indemnify and hold harmless each Indemnified Party from and against, and on demand will pay or reimburse any Indemnified Party for, any and all (i) liabilities arising from a breach of any representation or warranty made by Sponsor hereunder (whether or not Sponsor's obligations under Article 9 have been satisfied), (ii) any breach by Sponsor of its agreements with the Borrowers, (iii) any overadvance to any Borrower caused by the transfer of ACH transfer instructions from the ATAC System to the Bank by Sponsor resulting in aggregate advances to such Borrower in excess of the Loan Commitment to such Borrower.

                  (c) This indemnity shall survive the termination of this Agreement.

10.2     Notice Of Proceedings; Right To Defend.

                  (a) Any Person with an indemnification claim (or potential claim) pursuant to Section 10.1 ("Potential Indemnitee") agrees to notify Sponsor (the "Potential Indemnitor") in writing within a reasonable time after receipt by it of written notice of the commencement of any administrative, legal or other proceeding, suit or action by a Person (other than Indemnitee or an affiliate thereof), if a claim for indemnification may be made by the Potential Indemnitee against the Potential Indemnitor under this Article 11.

                  (b) Following receipt by the Potential Indemnitor of any such notice from a Potential Indemnitee, (an "Indemnity Notice"), the Potential Indemnitor shall be entitled at its own cost and expense to investigate and participate in the proceeding, suit or action referred to in the Indemnity Notice. At such time as the Potential Indemnitor shall have acknowledged in writing to the Potential Indemnitee that it will pay any judgment, damages, or losses incurred by the Potential Indemnitee in the proceeding, suit or action referred to in the Indemnity Notice other than those for gross negligence or willful misconduct on the part of the Potential Indemnitee (at which time the "Potential Indemnitor" shall be deemed to be the "Indemnitor" and the "Potential Indemnitee" shall be deemed to be the "Indemnitee"), the Indemnitor shall be entitled, to the extent that it shall desire, to assume the defense of such proceeding, suit or action, with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor shall so assume the defense of such proceeding, suit or action, the Indemnitor shall conduct such defense with due diligence and at its own cost and expense.

                  (c) In the event that the Indemnitor so assumes the defense of such proceeding, suit or action, the Indemnitor shall not be entitled to settle such proceeding, suit or action without the written consent of the Indemnitee, provided that in the event that the Indemnitee does not consent to such settlement not to be unreasonably withheld or delayed (i) the Indemnitor's indemnification liability in connection with such proceeding, suit or action shall not exceed the amount of such proposed settlement and (ii) Indemnitee shall assume and pay all costs and expenses, including reasonable attorneys' fees, incurred by Indemnitor from the date that the Indemnitor presented the Indemnitee the terms of the proposed settlement. An Indemnitor shall not be liable to an Indemnitee for any settlement of a claim in any proceeding, suit or other action referred to in an Indemnity Notice, consented to by the Indemnitee without the consent of the Indemnitor.

                  (d) A Potential Indemnitor shall be liable to a Potential Indemnitee for a settlement of a claim in any proceeding, suit or other action referred to in an Indemnity Notice consented to by such Potential Indemnitee only if (i) such Potential Indemnitor first had a reasonable opportunity to investigate such claim and participate in such proceeding, suit or action, (ii) the Potential Indemnitee gave the Potential Indemnitor at least ten (10) Business Days notice of the proposed terms of such settlement prior to entering into such settlement and (iii) the Potential Indemnitor did not acknowledge in writing to the Potential Indemnitee, by the expiration of such ten (10) Business Days period, or such longer period as may be agreed to by the Potential Indemnitee and Potential Indemnitor that it would pay any judgment, damages or losses incurred by the Potential Indemnitee in such proceeding suit or action.

10.3     Third Party Beneficiaries.

         No Persons shall be deemed to be third party beneficiaries of this Agreement. Except as expressly otherwise provided in this Agreement, this Agreement is solely for the benefit of Sponsor and the Bank and their respective successors and permitted assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

                          11. SURVIVAL OF LOAN FACILITY

         The terms of this Loan Facility Agreement shall survive the termination of the Commitment hereunder and the termination of any Loan Commitment established pursuant the terms hereof until the indefeasible payment in full of each of the Loans outstanding hereunder and Article 10 shall survive the termination of this Agreement upon such repayment.

                            12. CONDITIONS PRECEDENT

         The effectiveness of this Agreement and the amendment and restatement of the Existing Facility Agreement, as well as the obligation of the Bank to establish the initial Loan Commitment pursuant to this Agreement, is subject to satisfaction of the following conditions:

12.1     Receipt of Documents.

         The Bank shall have received the following, each dated as of the Effective Date, in form and substance satisfactory to the Bank:

                  (a) Duly executed counterparts of this Agreement.

                  (b) Duly executed counterparts of the Guaranty Agreement.

                  (c) A duly executed closing certificate of Sponsor, in form and substance satisfactory to the Bank.

                  (d) A duly executed certificate of Sponsor identifying the Authorized Signatories;

                  (e) Copies of the organizational papers of Guarantor, certified as true and correct by the Secretary of State of its respective State of incorporation, and certificates from the Secretary of State of such State of incorporation certifying Sponsor's good standing as a corporation in such State.

                  (f) A certificate of the Secretary or Assistant Secretary of Guarantor certifying (i) the names and true signatures of the officers of Sponsor authorized to execute the Guaranty Agreement, this Agreement, the Servicing Agreement and the other Operative Documents to be delivered hereunder to which each is a party, (ii) the bylaws of Sponsor, and (iii) the resolutions of the Board of Directors of Sponsor, respectively, approving the Operative Documents to which each is a party and the transactions contemplated hereby.

                  (g) A favorable written opinion of Kilpatrick Stockton, LLP, counsel for Sponsor, in a form satisfactory to the Bank and covering such matters relating to the transactions contemplated hereby as the Bank may reasonably request.

                  (h) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident hereto or delivered in connection therewith shall be satisfactory in form and substance to the Bank.

                               13. MISCELLANEOUS

13.1     Notices.

         All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar teletransmission or writing) and shall be given to such party at its address or applicable teletransmission number set forth on the signature pages hereof, or such other address or applicable teletransmission number as such party may hereafter specify by notice to the Bank and Sponsor. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answer back is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received, or (iv) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section; provided that notices to the Bank shall not be effective until received.

13.2     Amendments, Etc.

         No amendment or waiver of any provision of this Agreement or the other Operative Documents, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank (and in the case of any amendment, the applicable Credit Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Bank affect the rights or duties of the Bank under this Agreement or under any other Operative Document or Loan Document.

13.3     No Waiver; Remedies Cumulative.

         No failure or delay on the part of the Bank in exercising any right or remedy hereunder or under any other Operative Document, and no course of dealing between any Credit Party and the Bank shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Operative Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have. No notice to or demand on any Credit Party not required hereunder or under any other Operative Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank to any other or further action in any circumstances without notice or demand.

13.4     Payment of Expenses, Etc. Sponsor shall:

                  (a) whether or not the transactions hereby contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Bank in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Bank with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Unmatured Credit Event or Credit Event, refinancing, renegotiation or restructuring of, this Agreement and the other Operative Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the
         Bank); and

                  (b) Pay and hold the Bank harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Loan Documents and any other Operative Documents, any collateral described therein, or any payments due thereunder, and save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes.

13.5     Right of Setoff.

         In addition to and not in limitation of all rights of offset that the Bank may have under applicable law, the Bank shall, upon the occurrence of any Credit Event and whether or not the Bank has made any demand or any Credit Party's obligations have matured, have the right to appropriate and apply to the payment of any Credit Party's obligations hereunder and under the other Operative Documents, all deposits of any Credit Party (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by the Bank or other holder to any Credit Party, whether or not related to this Agreement or any transaction hereunder.

13.6     Benefit of Agreement; Assignments; Participations.

                  (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Sponsor may not assign or transfer any of its interest hereunder without the prior written consent of the Bank.

                  (b) The Bank may grant a participation in the Commitment and the Loans held by it to any financial institution, provided, however, that no participant shall have any direct rights hereunder.

                  (c) The Bank may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of the Bank.

                  (d) The Bank may at any time assign all or any portion of its rights in this Agreement to a Federal Reserve Bank; provided that no such assignment shall release the Bank from any of its obligations hereunder.

13.7     Governing Law; Submission to Jurisdiction.

                  (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

                  (B) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY BE BROUGHT IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, OR ANY OTHER COURT OF THE STATE OF GEORGIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, SPONSOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND SPONSOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION

         TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

                  (c) Nothing herein shall affect the right of the Bank or any Credit Party to commence legal proceedings or otherwise proceed against Sponsor in any other jurisdiction.

13.8     Counterparts.

         This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

13.9     Severability.

         In case any provision in or obligation under this Agreement or the other Operative Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

13.10    Independence of Covenants.

         All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Unmatured Credit Event or an Credit Event if such action is taken or condition exists.

13.11    No Joint Venture.

         Nothing in this Agreement or any of the Loan Documents shall be construed as constituting Sponsor and the Bank as partners or joint venturers or as creating the relationship of employer and employee, master and servant, principle and agent, or franchisor or franchisee between Sponsor and the Bank. Neither Sponsor nor Bank shall have any right or authority to bind the other party or to assume or create any obligation or responsibility, express or implied, on behalf of the other party or in the other party's name. All rights, duties and obligations under this Agreement and the Operative Documents are exclusively for the benefit of Sponsor and the Bank, as the case may be, and shall not be deemed to affect any agreement between either of such parties and any third party (including, without limitation, any Borrower).

13.12    Repurchase Right.

         Sponsor may at any time (upon thirty (30) days' prior written notice to Bank) purchase from Bank all Loans and assume all Loan Commitments and all rights, titles and interests of the Bank in and to the Loan Documents and the Collateral relating thereto for a purchase price (payable in immediately available funds) equal to the aggregate Loan Indebtedness, plus all amounts otherwise owing by the Sponsor pursuant to the Operative Documents, and the Bank shall assign, without recourse, representation or warranty (except as to its own title), its right, title and interest therein to Sponsor upon the Bank's receipt of such purchase price. Thereafter, Bank shall have no responsibility with respect to any Loans or Loan Commitments.

13.13 Effect on Existing Loans and Loan Commitments; Execution of New Loan Documents.

         Upon the Effective Date all loan commitments established by the Bank in favor of certain Franchisee Owners and loans made pursuant to such loan commitments, all as more particularly described on Schedule 13.13 (such loan commitments described on Schedule 13.13 shall be referred to herein as the "Prior Loan Commitments" and such loans referred to in
         Schedule 13.13 shall be referred to herein as the "Prior Loans") prior to the Effective Date of this Agreement shall be deemed to be Loans Commitments and Loans outstanding pursuant to the Commitment. Sponsor and Bank hereby acknowledge and agree that the Prior Loan Commitments and Prior Loans shall be subject in all respects to terms and provisions of this Agreement.

13.14    Confidentiality.

         The Bank agrees that it will maintain in confidence and will not disclose, publish or disseminate, to any Person, any confidential information which it has or shall acquire during the term of this Agreement relating to the business, operations and condition, financial or otherwise of the Sponsor or any Borrower, except that such information may be disclosed by the Bank if and to the extent that:

                           (i) such information is in the public domain at the time of disclosure;

                           (ii) such information is required to be disclosed by subpoena or similar process of applicable law or regulations;

                           (iii) such information is required to be disclosed to any regulatory or administrative body or commission to whose jurisdiction the Bank or any of its Affiliates may be subject;

                           (iv) such information is disclosed to counsel, auditors or other professional advisors to the Bank or to affiliates of the Bank provided that such affiliates agree to keep such information confidential as set forth herein;

                           (v) such information is disclosed with the prior written consent of the Sponsor or the relevant Borrower, as the case may be, which consent shall not be unreasonably withheld or delayed;

                           (vi) such information is disclosed in connection with any litigation or dispute between the Bank and the Sponsor or any Borrower concerning the Operative Documents or the Loan Documents of such Borrower;

                           (vii) such information is disclosed in connection with a prospective assignment, grant of a participation interest in or other transfer by the Bank of any of its interest in the Operative Documents, provided that the Person to whom such information shall be disclosed shall have agreed to keep such information confidential as set forth herein;

                           (viii) such information was in the possession of such Person or such Person's affiliates without obligation of confidentiality prior to the Borrower furnishing it to such Person; or

                           (ix) such information is received by the Bank, without restriction as to its disclosure or use, from a Person, who, to the Bank's knowledge or reasonable belief, was not prohibited from disclosing it by any duty of confidentiality.

         The Bank agrees to use its best efforts to give the Sponsor prompt notice of any subpoena or similar process referred to in clause (ii) above, provided that the Bank shall have no liability in event such notice is not given.

13.15    Headings Descriptive; Entire Agreement.

         The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Operative Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

13.16 Time. Time is of the essence of this Agreement and the performance of all agreements and covenants described herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


Address for Notices:                      AARON RENTS, INC.

309 East Paces Ferry Road, NE             By:
Atlanta, Georgia  30305                      --------------------------------
Attn: Gilbert L. Danielson                     Gilbert L. Danielson
Telecopy: 404-240-6584                         Executive Vice President and
                                               Chief Financial Officer

                                          Attest:
                                                 ----------------------------
                                                 Name:
                                                      -----------------------
                                                 Title:
                                                       ----------------------

                                                 [Corporate Seal]


Address for Notices:                      SOUTHTRUST BANK,
                                          an Alabama Banking Corporation

600 W. Peachtree Street, N.E.
One Georgia Center - 27th Floor
Atlanta, Georgia  30308
Attention: Ron Fontenot, V.P.             By:
Telecopy No.: (404) 724-3716                 --------------------------------
                                          Name:
                                               ------------------------------
                                          Title:
                                                -----------------------------

EXHIBIT A:  COMMITMENT

EXHIBIT B:  CORPORATE AUTHORIZATION

EXHIBIT C:  LOAN REQUEST

EXHIBIT D:  FRANCHISEE GUARANTY

EXHIBIT E:  FUNDING APPROVAL NOTICE

EXHIBIT F:  LOAN COMMITMENT -- BORROWERS

EXHIBIT G:  MASTER NOTE

EXHIBIT H:  PLEDGE AGREEMENT

EXHIBIT N:  FRANCHISE GUARANTY

EXHIBIT O:  RESERVED

                                TABLE OF CONTENTS

1.            DEFINITIONS.....................................................................................     1
      1.1     Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the
              singular and plural forms of the terms defined).................................................     1
      1.2     Accounting Terms and Determination..............................................................     9
      1.3     Other Definitional Terms........................................................................     9
      1.4     Exhibits and Schedules..........................................................................     9

2.            LOAN FACILITY...................................................................................     9
      2.1     Establishment of the Commitment; Loans; Closing Fee.............................................     9
      2.2     Funding of Loans; Loan Payment Dates............................................................    11
      2.3     Prepayment......................................................................................    12
      2.4     Default Interest................................................................................    12
      2.5     Voluntary Reduction of the Unutilized Commitment................................................    13
      2.6     Late Payment Fees; Servicing Fee; Minimum Bank Interest; Calculation of Interest and Fees.......    13
      2.7     Wind-Down Events................................................................................    14
      2.8     Reserve Requirements; Change in Circumstances; Change in Lending Offices........................    14
      2.9     Payments........................................................................................    15

3.            BANK'S SERVICING OBLIGATIONS; DISTRIBUTION OF PAYMENTS..........................................    15
      3.1     Servicing of Loans..............................................................................    15
      3.2     Application of Payments.........................................................................    16
      3.3     Servicing Reports...............................................................................    17
      3.4     Sponsor Instructions............................................................................    17
      3.5     Amendments and Additional Loan Documents........................................................    17
      3.6     Assignment of Loans.............................................................................    17

4.            LOAN DEFAULT; RIGHT TO MAKE GUARANTY DEMAND.....................................................    18
      4.1     Notice of Loan Defaults.........................................................................    18
      4.2     Waiver or Cure By The Sponsor...................................................................    18
      4.3     Defaulted Loan Guaranty Demand..................................................................    19
      4.4     No Waiver or Cure Available.....................................................................    19

5.            REPRESENTATIONS AND WARRANTIES..................................................................    19
      5.1     Organization and Qualification..................................................................    19
      5.2     Sponsor's Powers................................................................................    19
      5.3     Enforceability of Agreement and Other Operative Documents.......................................    20
      5.4     Statutes, Judgments.............................................................................    20
      5.5     No Credit Event; Unmatured Credit Event or Change of Control....................................    20
      5.6     Possession of Franchises, Licenses, Etc.; Laws..................................................    20
      5.7     Contingent Liabilities..........................................................................    20
      5.8     Compliance with Laws............................................................................    20
      5.9     Representations and Warranties with Respect to Specific Loans...................................    21

6.            AFFIRMATIVE COVENANTS...........................................................................    21
      6.1     Financial Statements, Reports and Other Financial Data..........................................    22
      6.2     Payment.........................................................................................    23

      6.3     Notice of Credit Event, Unmatured Credit Event..................................................    23
      6.4     Corporate Existence.............................................................................    23
      6.5     Compliance with Laws, Etc.......................................................................    23

7.            NEGATIVE COVENANTS..............................................................................    24

8.            CREDIT EVENTS AND REMEDIES......................................................................    24

9.            GUARANTY........................................................................................    26
      9.1     Unconditional Guaranty..........................................................................    26
      9.2     Continuing Guaranty.............................................................................    27
      9.3     Waivers.........................................................................................    27
      9.4     Additional Actions..............................................................................    27
      9.5     Additional Waivers..............................................................................    28
      9.6     Postponement of Obligations.....................................................................    29
      9.7     Effect on Additional Guaranties.................................................................    29
      9.8     Reliance on Guaranty and Purchase Obligation; Disclaimer of Liability...........................    29
      9.9     Reinstatement of Obligations....................................................................    30
      9.10    Right to Bring Separate Action..................................................................    30
      9.11    Subordination of Liens..........................................................................    30
      9.12    Exercise of Remedies With Respect to Collateral.................................................    31
      9.13    Rights of Sponsor Upon Payment; Cooperation By Bank.............................................    31

10.           INDEMNIFICATION.................................................................................    32
      10.1    Indemnification.................................................................................    32
      10.2    Notice Of Proceedings; Right To Defend..........................................................    33
      10.3    Third Party Beneficiaries.......................................................................    34

11.           SURVIVAL OF LOAN FACILITY.......................................................................    34

12.           CONDITIONS PRECEDENT............................................................................    34
      12.1    Receipt of Documents............................................................................    34

13.           MISCELLANEOUS...................................................................................    35
      13.1    Notices.........................................................................................    35
      13.2    Amendments, Etc.................................................................................    36
      13.3    No Waiver; Remedies Cumulative..................................................................    36
      13.4    Payment of Expenses, Etc.  Sponsor shall:.......................................................    36
      13.5    Right of Setoff.................................................................................    37
      13.6    Benefit of Agreement; Assignments; Participations...............................................    37
      13.7    Governing Law; Submission to Jurisdiction.......................................................    37
      13.8    Counterparts....................................................................................    38
      13.9    Severability....................................................................................    38
      13.10   Independence of Covenants.......................................................................    38
      13.11   No Joint Venture................................................................................    38
      13.12   Repurchase Right................................................................................    38
      13.13   Effect on Existing Loans and Loan Commitments; Execution of New Loan Documents..................    39
      13.14   Confidentiality.................................................................................    39
      13.15   Headings Descriptive; Entire Agreement..........................................................    40


                                       ii